Exhibit 99.1

SUPERVALU Reports Third Quarter Fiscal 2009 Results:

  Results Included Non-Cash Impairment Charges Required by SFAS NO. 142
  Company Updates Fiscal 2009 Guidance
  Management Provides Fiscal 2010 Capital Spending and Debt Reduction Outlook

MINNEAPOLIS--(BUSINESS WIRE)--January 7, 2009--SUPERVALU INC. (NYSE:SVU) today reported third quarter fiscal 2009 net sales of $10.2 billion and a net loss of $2.9 billion, or $13.95 per diluted share, including non-cash goodwill and intangible asset impairment charges of $3.3 billion pre-tax or $3.1 billion after-tax, or $14.57 per diluted share. When adjusted for the non-cash impairment charges, third quarter fiscal 2009 net earnings were $132 million or $0.62 per diluted share. The impairment charges were related to the write-down of goodwill and other intangible assets required by Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets”, which required the company to reconcile the stock price to book value per share. In the third quarter of fiscal 2008, the company reported net sales of $10.2 billion and record net earnings of $141 million or $0.66 per diluted share and included charges for one-time acquisition-related costs of $7 million after-tax or $0.03 per diluted share. When adjusted for the one-time acquisition-related costs, third quarter fiscal 2008 net earnings were a record $148 million or $0.69 per diluted share.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “I am pleased to report that for the third quarter, despite cautious consumer spending, we were able to deliver adjusted diluted earnings per share of $0.62 excluding the non-cash impairment charges, in-line with our expectations and cycling against a record quarter in the prior fiscal year. Our fiscal 2009 projected cash flows are strong, funding $1.2 billion in capital spending, $0.4 billion in debt reductions and $0.1 billion in dividends.” Noddle went on to say, “We continue to position the company for long-term success, taking into consideration the current economic environment.”

Third Quarter Results

Retail food net sales in the third quarter of fiscal 2009 were $7.9 billion, compared to $7.9 billion last year, as new store growth was offset by the impact of store closures and negative identical store sales of 0.5 percent, excluding fuel, as a result of soft sales and higher levels of competitive activity. Total retail square footage at the end of the third quarter of fiscal 2009 was approximately 71 million. Total retail square footage decreased 0.3 percent from the third quarter of fiscal 2008. Total retail square footage, excluding store closures, increased 2.0 percent over the third quarter of fiscal 2008.

Supply chain services net sales in the third quarter of fiscal 2009 were $2.3 billion, compared to $2.4 billion last year, reflecting the on-going transition of Target Corporation volume to self-distribution and customer attrition, which was partially offset by the pass through of inflation and new business growth.

Retail food net sales in the third quarter of fiscal 2009 represented 77.3 percent of total net sales compared to 77.0 percent last year. Supply chain services net sales in the third quarter of fiscal 2009 represented 22.7 percent of total net sales compared to 23.0 percent last year.

Gross profit in the third quarter was $2.3 billion, or 22.4 percent of net sales compared to $2.3 billion or 22.2 percent of net sales last year. The increase in gross margin primarily reflects the benefit of merchandising initiatives and higher margins on fuel, as well as a change in business segment mix, partially offset by higher LIFO charges.

Selling and administrative expenses in the third quarter were $1.9 billion, or 18.9 percent of net sales, compared to $1.9 billion, or 18.3 percent of net sales last year. Increases in employee-related costs and depreciation expense, as well as a change in business segment mix, were partially offset by lower one-time acquisition-related costs.

Goodwill and intangible asset impairment charges of $3.3 billion pre-tax were recorded in the third quarter and reflected in the retail food segment operating earnings. The impairment charges result from the SFAS No. 142 requirement to reconcile the company’s market capitalization to its book value. The non-cash impairment charges are subject to finalization of fair values in accordance with SFAS No. 142, which the company will complete in the fourth quarter. At the end of the third quarter the company’s closing stock price was $11.91 and the company’s book value per share, prior to the non-cash impairment charges, was $29.74.

Third quarter retail food operating loss was $2.9 billion. When adjusted for the impairment charges, the company had retail food operating earnings of $309 million, or 3.9 percent of net sales, compared to record operating earnings of $342 million, or 4.4 percent of net sales last year. The 50 basis point decline in adjusted operating earnings, as a percent of net sales, primarily reflects higher employee-related and occupancy costs, partially offset by higher gross margins and synergies.

Supply chain services operating earnings were $69 million, or 3.0 percent of net sales, compared to $69 million, or 2.9 percent of net sales last year, primarily reflecting the benefit from the pass through of food inflation, new business growth and lower customer attrition, which offset the operating earnings impact of Target’s transition to self-distribution.

Net interest expense for the third quarter was $143 million compared to $164 million last year, primarily reflecting lower interest rates and borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax benefit was $90 million, or 3.0 percent of pre-tax loss in the third quarter of fiscal 2009, compared to income tax expense of $90 million, or 39.0 percent of pre-tax income in the third quarter last year. The tax rate for the third quarter of fiscal 2009 reflected the impact of the impairment charges, the majority of which is not deductible for tax purposes. Excluding the impact of the impairment charges, the tax rate for the third quarter of fiscal 2009 was 39.0 percent. The effective tax rate for fiscal 2008 was 39.3 percent.

Year-to-date net cash flows from operating activities were $1.1 billion compared to $1.0 billion in the prior year. Year-to-date net cash flows used by investing activities were $826 million compared to $631 million in the prior year, primarily reflecting higher year-to-date capital spending compared to the prior year. Year-to-date capital spending was $949 million, including approximately $15 million in capital leases, compared to $825 million last year, including approximately $36 million in capital leases. Year-to-date capital spending reflected store remodeling activity, new retail stores and technology expenditures.

Diluted weighted-average shares outstanding for the third quarter were 211 million shares compared to 214 million shares last year. For the third quarter of fiscal 2009, diluted loss per share is computed using the basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to losses.

Fiscal 2009 Guidance-Update

Commenting on updated fiscal 2009 guidance, Noddle added, “We are taking steps that will build a stronger SUPERVALU and better position us for success in fiscal 2010. Driven in part by the economy as well as the planned reduction in capital expenditures and activities tied to the final year of our transformation, we will be incurring certain charges in the fourth quarter, predominately non-cash charges related to the closure of non-strategic store locations and cost mitigation efforts.”

The company is updating its fiscal 2009 guidance as follows:
	Fiscal 2009
	Diluted Earnings Per Share Summary
	Updated Guidance	Previous Guidance
Diluted earnings (loss) per share on a GAAP basis	$(12.39) to $(12.14)	$2.86 to $2.96
Third quarter non-cash impairment charges	$14.57	-
Fourth quarter store closure and cost mitigation charges	$0.58 to $0.43	-
One-time acquisition-related costs	$0.04	$0.04
Diluted earnings per share before charges and one-time costs	$2.80 to $2.90	$2.90 to $3.00
Weighted-average diluted shares outstanding (millions)	211	212 to 214

SUPERVALU’s full fiscal 2009 guidance includes the following assumptions:

  Net sales are estimated to be approximately $45 billion, including an approximate benefit of $800 million from the 53rd week in the fiscal year;
  Diluted earnings per share will benefit by approximately $0.06 from the 53rd week;
  Identical store sales, excluding fuel, is projected to be approximately negative 1.0 percent for fiscal 2009;
  Sales attrition in the traditional food distribution business will be approximately 2 to 4 percent for the year. This rate is exclusive of new business and the multi-year migration of Target Corporation volume to self- distribution;
  Consumer spending will continue to be pressured by the economy and inflation;
  Incremental synergy benefits in fiscal 2009, relating to the Albertsons acquisition, are estimated to be approximately $50 million pre-tax;
  Goodwill and intangible asset impairment charges are estimated to be $3.3 billion pre-tax, or $3.1 billion after-tax, subject to finalization of fair values which the company will complete in the fourth quarter;
  Fourth quarter store closure and cost mitigation charges are estimated to be in a range of $150 to $200 million pre-tax;
  One-time acquisition-related costs are expected to be approximately $16 million pre-tax;
  The annual effective tax rate is estimated to be approximately 38.6 percent, excluding the effect of non-cash impairment charges;
  Capital spending is projected to be approximately $1.2 billion, which includes 155 major store remodels, approximately 14 new traditional supermarkets and 45 to 50 limited assortment stores, including 25 licensed stores; and
  Debt reduction is estimated to be approximately $400 million.

Company Announced Fiscal 2010 Capital Spending and Debt Reduction Outlook

The company announced its fiscal 2010 capital spending plan of approximately $850 million compared to an expected $1.2 billion capital spend in fiscal 2009. Store development plans for fiscal 2010 will focus on remodels including 85 to 95 major store remodels, 40 to 45 minor store remodels, 4 new traditional supermarkets, and approximately 50 to 60 limited assortment stores, including licensed stores. The reduction from fiscal 2009 reflects fewer new traditional supermarkets, fewer major remodels as most of the higher priority remodel projects have been completed, and reduced investment in technology spending as system migration activities are completed in fiscal 2010.

The company announced its fiscal 2010 debt reduction goal of approximately $600 million, an increase of $200 million over fiscal 2009.

Commenting on its capital spending and debt reduction outlook, Noddle said, “We have adjusted our capital spending and debt reduction targets for fiscal 2010 to improve our financial flexibility given the current environment. We believe our cash flows and revolving credit facility will be more than sufficient to meet our financing needs through fiscal 2011 should the capital markets remain unattractive. However, we fully intend to access these markets as conditions allow. We will provide more detail on our fiscal 2010 plan early next fiscal year.”

A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (CST). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with pass code 79385240 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through January 23, 2009.

About SUPERVALU INC

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of $45 billion. SUPERVALU holds leading market share positions across the U.S. with approximately 2,500 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 2,500 independent retailers and other grocery endpoints across the country. SUPERVALU has approximately 190,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson’s, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of Albertsons operations, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes, continued provision of transition support services, the continuing review of goodwill and other intangible assets and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
(In millions, except per share data)	November 29, 2008	% of net sales	December 1, 2007	% of net sales

Net sales	$10,171	100.0%	$10,211	100.0%
Cost of sales	7,891	77.6%	7,941	77.8%
Gross profit	2,280	22.4%	2,270	22.2%

Selling and administrative expenses	1,921	18.9%	1,875	18.3%
Goodwill and intangible asset impairment charges	3,250	32.0%	-	0.0%
Operating earnings (loss)	(2,891)	-28.4%	395	3.9%

Interest expense, net	143	1.4%	164	1.6%
Earnings (loss) before income taxes	(3,034)	-29.8%	231	2.3%
Income tax provision (benefit)	(90)	-0.9%	90	0.9%

Net earnings (loss)	$(2,944)	-28.9%	$141	1.4%

Net earnings (loss) per share
Basic	$(13.95)		$0.67
Diluted	$(13.95)		$0.66
Weighted average number of common shares outstanding
Basic	211		211
Diluted	211		214

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
(In millions, except per share data)	November 29, 2008	% of net sales	December 1, 2007	% of net sales

Net sales	$33,744	100.0%	$33,661	100.0%
Cost of sales	26,110	77.4%	25,975	77.2%
Gross profit	7,634	22.6%	7,686	22.8%

Selling and administrative expenses	6,477	19.2%	6,419	19.1%
Goodwill and intangible asset impairment charges	3,250	9.6%	-	0.0%
Operating earnings (loss)	(2,093)	-6.2%	1,267	3.7%

Interest expense, net	474	1.4%	550	1.6%
Earnings (loss) before income taxes	(2,567)	-7.6%	717	2.1%
Income tax provision	87	0.3%	280	0.8%

Net earnings (loss)	$(2,654)	-7.9%	$437	1.3%

Net earnings (loss) per share
Basic	$(12.56)		$2.06
Diluted	$(12.56)		$2.03
Weighted average number of common shares outstanding
Basic	211		211
Diluted	211		216

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
(In millions)	November 29, 2008	December 1, 2007

Net sales
Retail food	$7,861	$7,858
	77.3%	77.0%
Supply chain services	2,310	2,353
	22.7%	23.0%
Total net sales	$10,171	$10,211
	100%	100%

Operating earnings (loss)
Retail food (1)	$(2,941)	$342
Supply chain services	69	69
Corporate	(19)	(16)
Total operating earnings (loss)	(2,891)	395
Interest expense, net	143	164
Earnings (loss) before income taxes	(3,034)	231
Income tax provision (benefit)	(90)	90
Net earnings (loss)	$(2,944)	$141

LIFO charge	$21	$8

Depreciation and amortization
Retail food	$233	$214
Supply chain services	21	22
Total	$254	$236

(1) Retail food operating loss for the third quarter ended November 29, 2008 reflects the preliminary estimate of non-cash goodwill and asset impairment charges of $3,250 related to the write-down of goodwill and other intangible assets required by Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” The non-cash impairment charges are subject to finalization of fair values which the Company will complete in the fourth quarter of fiscal 2009.

SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
(In millions)	November 29, 2008	December 1, 2007

Net sales
Retail food	$26,168	$26,259
	77.5%	78.0%
Supply chain services	7,576	7,402
	22.5%	22.0%
Total net sales	$33,744	$33,661
	100%	100%

Operating earnings (loss)
Retail food (1)	$(2,258)	$1,176
Supply chain services	232	199
Corporate	(67)	(108)
Total operating earnings (loss)	(2,093)	1,267
Interest expense, net	474	550
Earnings (loss) before income taxes	(2,567)	717
Income tax provision	87	280
Net earnings (loss)	$(2,654)	$437

LIFO charge	$58	$27

Depreciation and amortization
Retail food	$754	$715
Supply chain services	69	73
Total	$823	$788

(1) Retail food operating loss for the year-to-date ended November 29, 2008 reflects the preliminary estimate of non-cash goodwill and asset impairment charges of $3,250 related to the write-down of goodwill and other intangible assets required by Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” The non-cash impairment charges are subject to finalization of fair values which the Company will complete in the fourth quarter of fiscal 2009.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(In millions)	November 29, 2008	February 23, 2008

ASSETS
Current assets
Cash and cash equivalents	$405	$243
Receivables, net	914	951
Inventories	3,256	2,776
Other current assets	218	177
Total current assets	4,793	4,147

Property, plant and equipment, net	7,581	7,533

Goodwill	3,967	6,957

Intangible assets, net	1,656	1,952

Other assets	643	473

Total assets	$18,640	$21,062

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,611	$3,354
Current maturities of long-term debt and capital lease obligations	528	331
Other current liabilities	985	922
Total current liabilities	5,124	4,607

Long-term debt and obligations under capital leases	8,357	8,502

Other liabilities	1,937	2,000

Total stockholders' equity	3,222	5,953

Total liabilities and stockholders’ equity	$18,640	$21,062

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended
(In millions, except per share data)	November 29, 2008	December 1, 2007

Cash flows from operating activities
Net earnings	$(2,654)	$437
Adjustments to reconcile net earnings to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	3,250	-
Depreciation and amortization	823	788
LIFO charge	58	27
Gain on sale of assets	(17)	(4)
Deferred income taxes	(123)	(8)
Stock-based compensation	36	42
Other	(10)	(4)
Changes in operating assets and liabilities	(279)	(277)
Net cash provided by operating activities	1,084	1,001
Cash flows from investing activities
Proceeds from sale of assets	93	140
Purchases of property, plant and equipment	(934)	(789)
Other	15	18
Net cash used in investing activities	(826)	(631)
Cash flows from financing activities
Proceeds from issuance of long-term debt	396	11
Repayment of long-term debt	(316)	(328)
Proceeds from settlement of mandatory convertible securities	-	52
Payment of obligations under capital leases	(54)	(43)
Net proceeds from the sale of common stock under option plans and related tax benefits	10	154
Dividends paid	(109)	(106)
Payment for purchase of treasury shares	(23)	(218)
Net cash used in financing activities	(96)	(478)
Net increase (decrease) in cash and cash equivalents	162	(108)
Cash and cash equivalents at beginning of period	243	285
Cash and cash equivalents at end of period	$405	$177

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
David Oliver, 952-828-4540
david.m.oliver@supervalu.com
Bob Johnson, 952-828-4540
robert.v.johnson@supervalu.com
Jean Giese, 952-828-4939
jean.giese@supervalu.com